Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Eiger BioPharmaceuticals, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-2221972, 333-212114, and 333-203153) on Form S-3 and the registration statements (Nos. 333-219936, 333-211009, 333-203154, and 333-193662) on Form S-8 of Eiger BioPharmaceuticals, Inc. and subsidiaries of our report dated March 9, 2018, with respect to the consolidated balance sheets of Eiger BioPharmaceuticals, Inc. as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), which report appears in the December 31, 2017 annual report on Form 10-K of Eiger BioPharmaceuticals, Inc. and subsidiaries.

/s/ KPMG LLP

San Francisco, California

March 9, 2018